EXHIBIT 99.1

July 12, 2016

Midwest Energy Emissions Corp. Announces Record Q2 2016 Revenues;

Provides Full Year 2016 Revenue Guidance

Management to Host Conference Call & Webcast Today at 11:30 a.m. Eastern Time

LEWIS CENTER, OH– (Marketwired) – July 12, 2016 – Midwest Energy Emissions Corp. (OTCQB: MEEC) ("ME2C" or the "Company"), an emerging leader in mercury emissions control for the global power industry, provided preliminary revenue results for its second quarter, which ended June 30, 2016, revenue guidance for the full year ending December 31, 2016, and an operational update.

Preliminary Q2 2016 Results

The Company expects total revenues for the second quarter of 2016 to be at least $9.2 million, an increase of at least 241% when compared to revenue of $2.7 million in the second quarter of 2015.

Sequentially, this represents an increase of at least 173% when compared to revenue of $3.4 million in the first quarter of 2016.

Total revenues for the six months ended June 30, 2016, will be at least $12.6 million, an increase of at least 328% when compared to revenue of $2.9 million in the first half of 2015.

This growth is primarily attributed to the Company ending the second quarter of 2016 with 19 fully operational Mercury and Air Toxics Standard (MATS) compliant electric generating units (EGU's) under contract, compared to only four fully operational EGU's in the first quarter of 2016. Final recognized revenue is subject to the ME2C's quarterly review and will be released with the Company's unaudited financial statements and related quarterly report.

Full Year 2016 Revenue Guidance

For the full year ending December 31, 2016, the Company expects revenues of at least $30 million, an increase of at least 137% when compared to revenue of $12.6 million for the full year ended December 31, 2015, based on current power demand forecasts and plant projections.

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Management Commentary

"The record revenue we generated in the second quarter of 2016 is a testament to the growing demands for our patented protected SEA™ Technology and our operational expertise in optimizing existing systems and programs," said Richard MacPherson, President and CEO of ME2C. "We are now cash flow positive, and the revenue we generated in the first six months of 2016 has already surpassed what we generated for the full year 2015."

"We expect this momentum to not only continue, but accelerate, as we expand into our customer fleets and become recognized as the best option in the mercury control market in terms of cost and effectiveness. Our value proposition is especially strong when customers encounter challenging operational or equipment limitation conditions at the plant level, which our tenured team has been able to consistently solve," continued MacPherson.

He concluded, "Our long-term agreements with the 19 contracted EGU's that are now fully operational provide us with significant recurring revenues, and when taken in tandem with the most robust sales pipeline in our company's history, will further contribute to our revenue and cash flow growth expectations in 2016 and beyond."

Conference Call and Webcast

ME2C will host a conference call and webcast on Tuesday, July 12, 2016, at 11:30 a.m. Eastern time. The call will include a web-based company presentation and overview by management and will conclude with Q&A from participants.

Date: Tuesday, July 12, 2016

Time: 11:30 a.m. Eastern time

U.S. Dial-in: 1- 888-430-8691

International Dial-in: 1- 719-325-2484

Conference ID: 6550496

Webcast: http://public.viavid.com/index.php?id=120065

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available until 11:59 p.m. ET on September 12, 2016. To listen, call  1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 6550496.

About Midwest Energy Emissions Corp. (ME2C)

Midwest Energy Emissions Corp. (OTCQB: MEEC) delivers patented and proprietary solutions to the global coal-power industry to remove mercury from power plant emissions, providing performance guarantees, and leading-edge emissions services. The U.S. Environmental Protection Agency (EPA) MATS rule, which has been subject to legal challenges, requires that all coal- and oil-fired power plants in the U.S., larger than 25 mega-watts, must remove roughly 90% of mercury from their emissions starting April 15, 2015. ME2C has developed patented technology and proprietary products that have been shown to achieve mercury removal levels compliant with MATS at a significantly lower cost and with less operational impact than currently used methods, while preserving the marketability of fly-ash for beneficial use. For more information, please visit www.midwestemissions.com.

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Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward-looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by using words such as "anticipate," "believe," "plan," "expect," "intend," "will," and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. Matters that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the gain or loss of a major customer, change in environmental regulations, disruption in supply of materials, capacity factor fluctuations of power plant operations and power demands, a significant change in general economic conditions in any of the regions where our customer utilities might experience significant changes in electric demand, a significant disruption in the supply of coal to our customer units, the loss of key management personnel, availability of capital and any major litigation regarding the Company. In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company's periodic filings with the Securities and Exchange Commission.

Company Contact:

Richard MacPherson

Chief Executive Officer

Midwest Energy Emissions Corp.

Main: 614-505-6115

rmacpherson@midwestemissions.com

Investor Relations Contact:

Greg Falesnik

Senior Vice President

MZ Group - MZ North America

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us

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